EXHIBIT 3.1.2

                      Certificate of Articles of Amendment

                            UNITED STATES OF AMERICA

                             THE SATE OF WASHINGTON

                               SECRETARY OF STATE


I, SAM REED, Secretary of the State of Washington and custodian of its seal, hereby issue this certificate that the attached is a true and correct copy of

                              ARTICLES OF AMENDMENT

                                       of

                          BENTLEYCAPITALCORP.COM INC.

                   CHANGING NAME TO PROTON LABORATORIES, INC.

                   As filed in this office on March 16, 2004.


                                   Date:     April 6, 2004





                                   Given under my hand and the Seal of the State of Washington at Olympia, the State Capital

                                   /s/  Sam Reed
                                   Sam Reed, Secretary of State


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